Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption "Experts" and to the use of (i) our report dated March 31, 2010 with respect to the consolidated balance sheet of Bluerock Enhanced Multifamily Trust, Inc. as of December 31, 2009, and the related consolidated statement of operations, stockholders' equity and cash flow for the year then ended; (ii) our report dated February 18, 2010 with respect to the statement of revenues and certain operating expenses of Springhouse at Newport News for the year ended December 31, 2008; (iii) our report dated June 10, 2010 with respect to the statement of revenues and certain operating expenses of The Reserve at Creekside Village for the year ended December 31, 2009; (iv) our report dated June 25, 2010 with respect to the statement of revenues and certain operating expenses of The Apartments at Meadowmont for the year ended December 31, 2009; (v) our report dated January 19, 2011 with respect to the statement of revenues and certain operating expenses of The Gardens at Hillsboro Village for the year ended December 31, 2009; and (vi) our report dated January 19, 2011 with respect to the statement of revenues and certain operating expenses of St. Andrews Apartments for the year ended December 31, 2009, all incorporated by reference into Post-Effective Amendment No. 7 to the Registration Statement (Form S-11 No. 333-153135) and related Prospectus of Bluerock Enhanced Multifamily Trust, Inc. for the registration of its common stock.

/s/ Freedman & Goldberg, CPAs, PC

Farmington Hills, MI
July 5, 2011